Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 7, 2014 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and INTERSECTIONS INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1.           ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations under the Loan Documents must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.           LOAN AND TERMS OF PAYMENT

2.1         Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Advances and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1      Revolving Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all outstanding Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) shall be immediately due and payable.

2.2              General Provisions Relating to the Advances.  Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrower maintain at any time LIBOR Advances having more than five (5) different Interest Periods.  Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.4(a).

2.3           Overadvances.  If, at any time, the aggregate outstanding principal amount of the Advances exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.4                      Payment of Interest on the Advances.

(a)           Interest; Payment.  Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin.  Any increase or decrease in the applicable Prime Rate Margin or applicable LIBOR Rate Margin shall be made quarterly and shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b) for the last month of each quarter; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then clause (iii) of the definition of Prime Rate Margin and LIBOR Rate Margin, as applicable, shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%).  Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.  All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(b)           Prime Rate Advances.  Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(c)           LIBOR Advances.  The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5(a) hereunder.  Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(d)           Computation of Interest.  Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days in the case of any Advance.  In computing interest on any Advance, the date of the making of such Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

(e)           Default Rate.  Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that would otherwise be applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest provided in this Section 2.4(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

2.5           Fees.  Borrower shall pay to Bank:

(a)           Commitment Fee.  A fully earned, non-refundable commitment fee equal to 6/10ths of one percent (0.60%) of the Revolving Line (the “Commitment Fee”), on the Effective Date; provided, however, that to the extent the amount of the Deposit exceeds the amount of the Documentation Costs, such excess will be applied to the payment of the Commitment Fee on the Effective Date;

(b)           Termination Fee.  Upon termination of this Agreement for any reason prior to the first anniversary of the Effective Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line; provided that no termination fee shall be charged if (i) the credit facility hereunder is replaced with a new facility from Bank, or (ii) such termination is a result of Bank failing to perform or observe any material obligation, covenant, or agreement contained in this Agreement or any Loan Documents, and as to any default under such material obligation, covenant, or agreement that can be cured, the Bank has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by the Bank be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then the Bank shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default;

(c)           Unused Revolving Line Facility Fee.  Payable quarterly in arrears on the first day of each calendar quarter occurring after the Effective Date and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to the Unused Fee Rate per annum of the average unused portion of the Revolving Line, as determined by Bank.   The average unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Advances outstanding;

(d)           Bank Expenses.  All Bank Expenses (including Documentation Costs) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank); provided, however, that Borrower shall not be responsible for the payment of any Documentation Costs in excess of Seventy-Five Thousand Dollars ($75,000.00), less the Deposit to the extent applied to such Documentation Costs on or prior to the Effective Date.

(e)           Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.5.

2.6           Payments; Application of Payments; Debit of Accounts.

(a)           All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)           Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

2.7.           Withholding.  Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

3.           CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Advance.  Bank’s obligation to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Loan Documents for each Credit Party;

(b)           [reserved];

(c)           the Operating Documents and good standing or equivalent certificates (long-form, if available in the applicable jurisdiction) of each Credit Party and their respective Subsidiaries certified by the Secretary of State (or equivalent agency) of such Credit Party’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)           duly executed original signatures to the completed Borrowing Resolutions for each Credit Party;

(e)            certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(f)           the Perfection Certificates of each Credit Party, together with the duly executed original signatures thereto;

(g)           [reserved];

(h)           [reserved];

(i)           a legal opinion of counsel to the Credit Parties dated as of the Effective Date together with the duly executed original signature thereto;

(j)           the duly executed original signatures to the Guaranty;

(k)           evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(l)           payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2           Conditions Precedent to all Advances.  Bank’s obligations to make each Advance, including the initial Advance, is subject to the following conditions precedent:

(a)           except as otherwise provided in Section 3.4(a), timely receipt of an executed Notice of Borrowing;

(b)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Advance.  Each Advance is each Credit Party’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           Bank determines to its satisfaction that there has not been a Material Adverse Change or any material impairment in the general affairs, management, results of operations, financial condition or the ability of Borrower to repay the Obligations.

3.3           Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Advance.  Borrower expressly agrees that an Advance made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Advance in the absence of a required item shall be in Bank’s sole discretion.

3.4           Procedures for Borrowing.

(a)           Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advance is necessary to meet Obligations which have become due.  Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

(b)            On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account requested with respect to the Advance and, subsequently, shall transfer such proceeds by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.  No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the applicable Designated Deposit Account.

3.5           Conversion and Continuation Elections.

(a)           So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures, applicable to Bank’s borrowers generally, as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1)	elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2)	elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(3)	elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b)           Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Eastern time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1)	proposed Conversion Date or Continuation Date;

(2)	aggregate amount of the Advances to be converted or continued as LIBOR Advances;

(3)	nature of the proposed conversion or continuation; and

(4)	if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c)           If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected, to convert such LIBOR Advances into Prime Rate Advances.

(d)           Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default or Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line.  Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.5(d).

(e)           Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.6           Special Provisions Governing LIBOR Advances.

(a)           Determination of Applicable Interest Rate.  As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b)           Inability to Determine Applicable Interest Rate.  In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (in writing or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c)           Compensation for Breakage or Non-Commencement of Interest Periods.  If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(b) and 3.7(c) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(1)
the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over

(2)
the interest which would have accrued to Bank on the applicable amount provided in clause (1) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (1) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d)           Assumptions Concerning Funding of LIBOR Advances.  Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.

(e)           LIBOR Advances After Default.  After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.7           Additional Requirements/Provisions Regarding LIBOR Advances.

(a)           Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)           changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)           imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii)           imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a).  Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b)           If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) would reasonably be expected to have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.  A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.

(c)           If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower.  Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d)           If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)(ii)).  Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (in writing or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (in writing or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

(e)           Post-Closing Covenants.  Within thirty (30) days of the Effective Date, Borrower shall deliver the following to Bank in form and substance satisfactory to Bank duly executed original signatures to each Control Agreement which Borrower is required to provide pursuant to Section 6.6(b) hereof with respect to Collateral Accounts maintained by Borrower on the Effective Date;

(f)           a landlord’s consent in favor of Bank for the location of Borrower’s headquarters and each location leased by any Credit Party where, as of the Effective Date, the applicable Credit Party maintains property the value of which is in excess of One Hundred Thousand Dollars ($100,000), by the respective landlord thereof, together with the duly executed original signatures thereto; and

(g)           a bailee’s waiver in favor of Bank for each location where, as of the Effective Date, a Credit Party maintains property with a third party, the value of which is in excess of One Hundred Thousand Dollars ($100,000), by each such third party, together with the duly executed original signatures thereto.

4.           CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) and at such time as Bank’s obligation to make Advances has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations and any other Obligations which, by their terms, are subject to survive termination of this Agreement and for which no claim has been made), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.

4.2           Priority of Security Interest.  Borrower represents, warrants, and covenants that it shall take all action expressly required under this Agreement or as Bank may reasonably request to ensure that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim as to which Borrower believes in good faith there exists the possibility of recovery (including by way of settlement) of monetary relief in excess of Two Hundred Fifty Thousand Dollars ($250,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3           Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization, Authorization; Power and Authority.  Each Credit Party is duly existing and in good standing (if such concept is recognized in such Credit Party’s jurisdiction of formation) in its jurisdiction of formation and is qualified and licensed to do business and is in good standing (if such concept is recognized in such Credit Party’s jurisdiction of formation) in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so would not reasonably be expected to have a material adverse effect on such Credit Party’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”) covering the Credit Parties and their Subsidiaries.  Borrower represents and warrants to Bank that (a) the exact legal name of each Credit Party and Non-guarantor Subsidiary is that indicated on the Perfection Certificate; (b) each Credit Party and Non-guarantor Subsidiary is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate with respect to such Credit Party and Non-guarantor Subsidiary; (c) the Perfection Certificate accurately sets forth the  organizational identification number of each Credit Party and Non-guarantor Subsidiary or accurately states that such Credit Party and Non-guarantor Subsidiary has none; (d) the Perfection Certificate accurately sets forth the place of business, or, if more than one, the chief executive office of each Credit Party and Non-guarantor Subsidiary as well as the mailing address (if different than its chief executive office) of each Credit Party and Non-guarantor Subsidiary; (e) no Credit Party or Non-guarantor Subsidiary, in the past five (5) years, has changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to the Credit Parties and each of their Subsidiaries is accurate and complete (it being understood and agreed (i) that with respect to periods after the Effective Data (x) the Perfection Certificate shall be deemed to include information provided in writing from time to time in reports the Credit Parties are required to provide pursuant to this Agreement and the other Loan Documents (e.g., litigation reports pursuant to Section 6.2(g)) and (y) when this Agreement and the other Loan Documents provide for reporting changes in information set forth on the Perfection Certificate after the change has occurred (e.g., Section 7.2), then the information in the Perfection Certificate shall be deemed to remain accurate and complete during such period provided such information is timely delivered in accordance with this Agreement, and (ii) that Borrower may from time to time update the information in the Perfection Certificate after the Effective Date in connection with any Advance, delivery of any Compliance Certificate pursuant to Section 6.2(b) or to the extent otherwise permitted by one or more specific provisions in this Agreement (it being understood that with respect changes occurring (i) after the Effective Date but before the delivery of the first  Compliance Certificate pursuant to Section 6.2(b) and (ii) thereafter, after the delivery of a Compliance Certificate pursuant to Section 6.2(b), the Perfection Certificate shall be deemed to remain accurate and complete (including for purposes of satisfying Section 3.2(b)) if the applicable change is disclosed no later than the date that the next Compliance Certificate for a month ending at the end of a fiscal quarter is required to be delivered pursuant to Section 6.2(b)).  If any Credit Party or Non-guarantor Subsidiary is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Credit Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Credit Party or any of their Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which any Credit Party or Non-guarantor Subsidiary is bound.  No Credit Party or Non-guarantor Subsidiary is in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a material adverse effect on such Credit Party’s or Non-guarantor Subsidiary’s business.

5.2           Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  No Credit Party has Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith, (ii) the Excluded Accounts, and (iii) the Collateral Accounts permitted by Section 6.6(b) hereof, and which, to the extent required under this Agreement (and not otherwise waived in writing by Bank) or reasonably requested by Bank,  Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.6(b).  The Accounts are bona fide, existing obligations of the Account Debtors.

Except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2, the Collateral is not in the possession of any third party bailee (such as a warehouse).  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate (as of the Effective Date) or as permitted pursuant to Section 7.2.

Except for Permitted Liens, each Credit Party is the sole owner of the Intellectual Property which it owns or purports to own.  Each Patent which it owns or purports to own and which is material to the business of the Credit Parties and their Subsidiaries has been duly maintained and is valid and in full force and effect, and no part of the Intellectual Property which any Credit Party owns or purports to own and which is material to a Credit Party’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property infringes the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on the business of the Credit Parties and their Subsidiaries.

Except for Restricted Licenses noted on the Perfection Certificate as of the Effective Date, no Credit Party is a party to, nor is it bound by, any Restricted License with respect to which the Credit Party has failed to take the actions required by Section 6.8(c).

5.3           [Reserved].

5.4           Litigation.  Except as disclosed to Bank on the Perfection Certificate delivered on the Effective Date, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Credit Party or any of their Subsidiaries that have caused or could reasonably be expected to cause a Material Adverse Change.

5.5           Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6           Solvency.  The fair salable value of the consolidated assets (including goodwill minus disposition costs) of the Credit Parties, taken as a whole, exceeds the fair value of the consolidated liabilities of the Credit Parties, taken as a whole; the Credit Parties, taken as a whole, are not left with unreasonably small capital after the transactions in this Agreement; and the Credit Parties, taken as a whole, are able to pay their debts (including trade debts) as they mature.

5.7           Regulatory Compliance.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Credit Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Credit Party (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which would reasonably be expected to have a material adverse effect on its business.  No Credit Party’s properties or assets have been used by any Credit Party or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally in all material respects.  Each Credit Party has obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8           Subsidiaries; Investments.  The Credit Parties do not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions.  Each Credit Party has timely filed all required material tax returns and reports, and each Credit Party has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Credit Parties except (a) to the extent such taxes, assessments, deposits, contributions, tax returns, and reports are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or become the subject of a voluntary disclosure or other negotiation proceeding instituted by a Credit Party, so long as in all cases such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits, contributions, tax returns, and reports do not, individually or in the aggregate, exceed or involve an amount in excess of Twenty-Five Thousand Dollars ($25,000.00).

To the extent any Credit Party defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Except with respect to taxes which Borrower would expect the applicable Credit Party to contest in good faith or make subject to a voluntary disclosure or other negotiation proceeding, Borrower is unaware of any claims or adjustments proposed for any Credit Party for any prior tax years which would reasonably be expected to result in additional taxes becoming due and payable by the Credit Parties in excess of Twenty-Five Thousand Dollars ($25,000.00).  Each Credit Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Credit Party has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which is subject to Title IV of ERISA, which would reasonably be expected to result in any liability of any Credit Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10           Use of Proceeds.  Borrower shall use the proceeds of the Advances solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11           Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12           Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6.           AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1           Government Compliance.

(a)           Except as permitted by Sections 7.1 and 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all material laws, ordinances and regulations to which it is subject.

(b)           Obtain all of the material Governmental Approvals necessary for the performance by the Credit Parties of their obligations under the Loan Documents to which they are a party and the grant of a security interest to Bank in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2           Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)           Monthly Financial Statements.  As soon as available, but no later than thirty (30) days (forty-five (45) days with respect to the last month of each quarter) after the last day of each month, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering Borrower and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank (the “Monthly Financial Statements”);

(b)           Compliance Certificate.  Together with the Monthly Financial Statements and the Annual Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month or fiscal year, the Credit Parties were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, and, with respect to the Compliance Certificate submitted for the last month of each fiscal quarter, identifying changes to the information set forth in Perfection Certificate that are required to make the information in the Perfection Certificate accurate and complete as of the last day of such quarter;

(c)           Annual Operating Budget and Financial Projections.  Within sixty (60) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower and its Subsidiaries, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as reviewed by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections (and all material updates thereto made by the Credit Parties after delivery thereof to Bank);

(d)           Annual Audited Financial Statements.  As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Deloitte and Touche LLP or such other independent certified public accounting firm reasonably acceptable to Bank (the “Annual Financial Statements”);

(e)           Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to the security holders of any Credit Party or to any holders of Subordinated Debt of any Credit Party;

(f)           SEC Filings.  In the event that any Credit Party becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms of this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(g)           Legal Action Notice.  (i) a prompt report of any legal actions pending or threatened in writing against any Credit Party that would reasonably be expected to result in damages or costs to the Credit Parties of, individually or in the aggregate, One Million Dollars ($1,000,000) or more, and (ii) a quarterly report of any legal actions pending or threatened in writing against any Credit Party that would reasonably be expected to result in damage or costs to the Credit Parties of Two Hundred Fifty Thousand Dollars ($250,000) or more;

(h)           Governmental Approvals.  A prompt report of any pending or threatened in writing action by any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that would reasonably be expected to have a material adverse effect on any material Governmental Approval or otherwise on the operations of the Credit Parties; and

(i)           Other Financial Information.  Other financial information reasonably requested by Bank.

6.3           Collection of Accounts.  Within thirty (30) days of the Effective Date, Borrower shall establish a lockbox account at Bank.  Each Credit Party shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account maintained at Bank (with respect to check receipts in excess of One Thousand Dollars ($1,000)), the Designated Deposit Account (with respect to ACH and money wires or transfers) or such other “blocked account” as may be specified by Bank pursuant to a blocked account agreement in form and substance satisfactory to as Bank.

6.4           Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and material local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested or deferred filing and payment of taxes subject to voluntary disclosure or other negotiation proceedings pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5           Insurance.

(a)           Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee with respect to assets that constitute Collateral.  All liability policies (except Management and Professional Liability policies) shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)           Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000) with respect to any loss, but not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)           At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be canceled.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6           Operating Accounts.

(a)           Within ninety (90) days of the Effective Date, maintain Borrower’s and all of its Subsidiaries’ primary operating and other primary deposit accounts and securities accounts with Bank and Bank’s Affiliates, it being agreed that Excluded Accounts shall not be required to be maintained with Bank or Bank’s Affiliates.

(b)           Except for Excluded Accounts, provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that any Credit Party at any time maintains that is not an Excluded Account, Borrower shall cause the applicable bank or financial institution (other than Bank) to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank; provided that with respect to such Collateral Accounts in existence on the Effective Date, such Control Agreements shall be delivered on or before the date that is thirty (30) days after the Effective Date.

6.7           Financial Covenants.  Achieve on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)           Liquidity Ratio.  A Liquidity Ratio measured as of the end of each month of at least 2.25:1.00.

(b)           EBITDA.  EBITDA, measured as of the end of each fiscal quarter during the periods specified below for the trailing four quarters then ended, of at least the following:

Fiscal Quarters Ending	Minimum EBITDA
Each fiscal quarter ending during the period commencing on October 1, 2014 through June 30, 2015	$3,000,000
Each fiscal quarter ending during the period commencing on July 1, 2015 through December 31, 2015	$7,000,000
The fiscal quarter beginning on January 1, 2016 and each fiscal quarter thereafter	$10,000,000

6.8           Protection and Registration of Intellectual Property Rights.

(a)           (i) Protect, defend and maintain the validity and enforceability of its owned Intellectual Property that is material to the business of the Credit Parties; (ii) promptly advise Bank in writing of material infringements or any other event that would reasonably be expected to have a material adverse effect on the business of the Credit Parties; and (iii) not allow any of its owned Intellectual Property that is material to the business of the Credit Parties to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)           To the extent not already disclosed in writing to Bank, if any Credit Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide prompt written notice thereof on a quarterly basis (commencing with the calendar quarter ending December 31, 2014) in the compliance certificates delivered pursuant to Section 6.2 hereof to Bank, and on a quarterly basis commencing with the calendar quarter ending December 31, 2014 shall execute such intellectual property security agreements and other related documents and take such other related actions as Bank may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If any Credit Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall:  (x) provide Bank with at least fifteen (15) days prior written notice of such Credit Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other related documents and take such other related actions as Bank may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously (r as promptly thereafter as is practicable upon the finalization of the intellectual property security agreement by Borrower and Bank) with filing the Copyright or mask work application(s) with the United States Copyright Office.

(c)           Provide written notice to Bank within fifteen (15) days of any Credit Party entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it (as required by this Agreement or any other Loan Document) that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Credit Party and its officers, employees and agents and each Credit Party’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Credit Party.

6.10           Access to Collateral; Books and Records.  Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy each Credit Party’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11           Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, within fifteen (15) days after the time that Borrower or any of its Pledged Subsidiaries forms any direct or indirect Domestic Subsidiary or Direct Foreign Subsidiary or acquires any direct or indirect Domestic Subsidiary or Direct Foreign Subsidiary after the Effective Date, Borrower shall notify Bank of such formation or acquisition and shall, within thirty (30) days of receipt from Bank of the applicable forms therefor, (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or a Guaranty of the obligations of Borrower hereunder (as determined by Bank in its reasonable discretion), together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank if requested by Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.  All dividends and other distributions with respect to any of the Pledged Interests shall be subject to the security interest granted hereunder, provided, however, that any such cash dividends or distributions paid to Borrower or any other Credit Party as record owner of the Pledged Interests, to the extent otherwise permitted under this Agreement to be declared and paid, may be retained by Borrower or such Credit Party so long as no Event of Default shall have occurred and be continuing, free from any Liens hereunder.  So long as no Event of Default shall have occurred and be continuing, the registration of the Pledged Interests in the name of Borrower or any other Credit Party (as the case may be) as record and beneficial owner shall not be changed to the name of Bank and Borrower or such Credit Party shall be entitled to exercise all voting and other rights and powers pertaining to the Pledged Interests for all purposes not inconsistent with the terms of this Agreement.

6.12           Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.           NEGATIVE COVENANTS

Borrower shall not, nor shall it permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment or property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of the Credit Parties; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale, transfer, disposition or issuance of any stock or other Equity Interests or securities of Borrower or any Credit Party not prohibited under Section 7.2 of this Agreement; (e) consisting of use or transfer of money or Cash Equivalents by the Credit Parties in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of property by any Non-guarantor Subsidiary to Borrower or to a direct or indirect wholly-owned Subsidiary of Borrower; (g) of property by any Guarantor to Borrower or to another  Guarantor; (h) resulting from casualty loss or condemnation; (i) permitted by Section 7.3; (j) of any Equity Interest in White Sky, Inc.; (k) of real property interests of any Credit Party; (l) of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Transfer are applied to the purchase price of such replacement property as soon as reasonably practicable; or (m) by Borrower and its Subsidiaries not otherwise permitted under this Section 7.1 for cash consideration so long as (i) at the time of such Transfer under this clause (m), no Event of Default shall exist or would result from such Transfer and (ii) the aggregate book value of all property Transferred in reliance on this clause (m) in any fiscal year shall not exceed One Million Dollars ($1,000,000).

7.2           Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any material business other than the businesses currently engaged in by the Credit Parties, as applicable, or reasonably related thereto; (b) liquidate or dissolve other than as permitted by Section 7.3; or (c) enter into any transaction or series of related transactions in which the stockholders of any Credit Party who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of such Credit Party entitled to vote in the election of the board of directors of such Credit Party immediately after giving effect to such transaction or related series of such transactions (other than by the sale of such Credit Party’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least five (5) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

No Credit Party shall, without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization or (2) change its organizational structure or type.  If any Credit Party shall:  (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate (except to the location of the manufacturer of certain components of the pet line of business of Borrower, which may hold certain inventory related to such business), (2) change its legal name, or (3) change any organizational number (if any) assigned by its jurisdiction of organization, such Credit Party shall notify Bank in writing within thirty (30) days of the occurrence of such event.  If any Credit Party delivers any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower delivers the Collateral, then such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.

7.3           Mergers or Acquisitions.  Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).  Notwithstanding the foregoing, and so long as no Event of Default exists or would result therefrom, (a) any Subsidiary may merge or consolidate into another Subsidiary (provided that (A) when any Credit Party is merging or consolidating with another Subsidiary, such Credit Party shall be the continuing or surviving Person, and (B) when any wholly-owned Non-guarantor Subsidiary is merging or consolidating with any other Non-guarantor Subsidiary, the continuing or surviving Person shall be a wholly-owned Subsidiary) or into Borrower (provided that Borrower shall be the continuing or surviving Person), (b) any Subsidiary may Transfer all or substantially all of its assets (upon liquidation or otherwise) to (i) Borrower or (ii) any one or more other Subsidiaries (provided that (A) when such Transfer is by a Credit Party, such Transfer shall be to another Credit Party and (B) when such Transfer is by a wholly-owned Non-guarantor Subsidiary, such Transfer shall be to a Credit Party or another wholly-owned Subsidiary), and (c) in connection with any Permitted Acquisition permitted under Section 7.7, any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it (provided that (A) the Person surviving such merger or consolidation shall be a wholly-owned Subsidiary of Borrower, (B) in the case of any such merger or consolidation to which any Credit Party (other than Borrower) is a party, such Credit Party is the surviving Person and (C) Borrower complies with the provisions of Section 6.11 hereof).

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein,or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Credit Party or any Non-guarantor Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Credit Party’s or any Non-guarantor Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and/or the definition of “Permitted Liens” herein.

7.6           Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Fifty Thousand Dollars ($50,000) per fiscal year; and (iv) Borrower may make dividends, and/or purchase, redeem or otherwise acquire its common Equity Interests, at any time Borrower’s EBITDA for the trailing twelve months ended as of the end of the most recently ender fiscal quarter exceeded Fifteen Million Dollars ($15,000,000) provided that the aggregate amount of any such dividends and repurchases in any fiscal quarter shall not exceed Borrower’s EBITDA for the most recently ended fiscal quarter or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Credit Party, except for transactions that are in the ordinary course of the Credit Party’s business, upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in an arm’s length transaction with a non-affiliated Person; provided, however, that the foregoing restrictions shall not apply to (i) intercompany transactions permitted by the terms of this Agreement between or among any of the Credit Parties in the ordinary course of business (including shared services transactions).

7.9           Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank or (c) make or permit any payment on any Indebtedness permitted by clause (l) of the definition of “Permitted Indebtedness”.

7.10           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which would reasonably be expected to have a material adverse effect on the business of the Credit Parties; or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on the business of the Credit Parties, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension plan which is subject to Title IV of ERISA which would reasonably be expected to result in any material liability of any Credit Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal when due, or (b) make any payment of interest on any Advance when due (unless as a result of ACH failure (other than due to a lack of available funds) or Bank’s or Bank’s Affiliate error, in which case a three (3) Business Day cure period shall apply), or (c) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to make or pay any payment specified under clauses (b) or (c) hereunder is not an Event of Default (but no Advance will be made during the cure period);

8.2           Covenant Default.

(a)           Any Credit Party fails or neglects to perform any obligation in Sections 3.8, 6.2, 6.3, 6.4, 6.5, 6.6(a), 6.6(b) (and has failed to cure such default within three (3) Business Days), 6.7, 6.8(c), 6.10, 6.11, 6.12 or violates any covenant in Section 7; or

(b)           Any Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Credit Party be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Credit Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Advances shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3           [Reserved];

8.4           Attachment; Levy; Restraint on Business.

(a)            (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of a Credit Party (including a Subsidiary) in excess of Five Hundred Thousand Dollars ($500,000), or (ii) a notice of lien or levy is filed against any Credit Party’s assets in excess of Five Hundred Thousand Dollars ($500,000) by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any ten (10) day cure period; or

(b)            (i) any material portion of a Credit Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Credit Party from conducting all or any material part of its business;

8.5           Insolvency.  (a) any Credit Party is unable to pay its debts (including trade debts) as they become due; (b) any Credit Party begins an Insolvency Proceeding or any Subsidiary of Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Credit Party or any Subsidiary of Borrower and is not dismissed or stayed within forty-five (45) days (but no Advances shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is, under any agreement to which any Credit Party is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by a Credit Party, the result of which could have a material adverse effect on the business of the Credit Parties;

8.7           Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Credit Party by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8           Misrepresentations.  Any Credit Party or any Person acting for a Credit Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9           Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10           Guaranty.  (a) Any Guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) the liquidation, winding up, or termination of existence of any Guarantor, except to the extent permitted by Section 7.3 hereof, or (c) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by any Guarantor.

9.           BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(d)           terminate any FX Contracts;

(e)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, to Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)           demand and receive possession of Credit Party’s Books; and

(j)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, effective and exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact, effective and exercisable upon the occurrence and during the continuance of an Event of Default, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral until all Obligations have been satisfied in full and Bank is under no further obligation to make Advances hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Advances terminates.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Intersections Inc. 3901 Stonecroft Boulevard Chantilly, Virginia 20151 Attn: Chief Financial Officer Email: rbarden@intersections.com

With a copy to:	Intersections Inc. 3901 Stonecroft Boulevard Chantilly, Virginia 20151 Attn: Chief Legal Officer

Venable LLP 8010 Towers Crescent Drive, Suite 300 Tysons Corner, Virginia 22182 Attn: Douglas B. McDonald Email: dbmcdonald@venable.com

If to Bank:	Silicon Valley Bank 275 Grove Street, Suite 2-200 Newton, Massachusetts 02466 Attn: Frank Groccia Email: fgroccia@SVB.com

With a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: Charles W. Stavros, Esquire Email: cstavros@riemerlaw.com

11.           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the Borough of Manhattan in the State of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.           GENERAL PROVISIONS

12.1           Termination Prior to Revolving Line Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, subject to the consent of Borrower so long as an Event of Default has not occurred and is continuing (each such consent not to be unreasonably withheld or delayed and such consent shall be deemed received if Borrower has not objected in writing within five (5) Business Days after request for such consent), and without the consent of or notice to Borrower if an Event of Default has occurred and is continuing, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that Bank shall not sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any  Person that is not a “United States Person” as defined in Section 7701(a)(30) of the IRS Code  without the prior consent of Borrower.

12.3           Indemnification.

(a)           General Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except to the extent that any such Claims, losses, and/or expenses were caused by such Indemnified Person’s gross negligence or willful misconduct, or result from any Claim by any Credit Party against such Indemnified Person for any material breach of any of such Indemnified Person’s obligations under any of the Loan Documents, in each case, as determined in a final judgment or order of court of competent jurisdiction.

(b)           Judgment Currency; Currency Indemnification.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of Borrower with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6           Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to the subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one (1) Agreement.

12.9           Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses expressly approved in writing by Borrower.  The provisions of the immediately preceding sentence shall survive termination of this Agreement.

Bank acknowledges that (a) the confidential information provided to Bank may include material non-public information concerning Borrower or a Subsidiary, as the case may be, or personal information subject to privacy laws (b) Bank Entities have developed compliance procedures regarding the use of material non-public information, and personal information subject to privacy laws, and (c) subject to the provisions of the first paragraph of this Section 12.9, Bank Entities will handle such material non-public information and personal information subject to privacy laws in accordance with Requirements of Law, including United States Federal and state securities and privacy laws.

12.10           Right of Set Off.  Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Bank agrees to notify Borrower promptly after any such set off and application.

12.11           Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12           Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13           Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14           Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15           Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.           DEFINITIONS

13.1           Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.7(a).

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line, including any Overadvance.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Agreement Currency” is defined in Section 12.3(b).

“Annual Financial Statements” is defined in Section 6.2(d).

“Authorized Signer” is any individual listed in a Credit Party’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of such Credit Party.

“Availability Amount” is (a) the Revolving Line minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any other Credit Party.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to any Credit Party or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or equivalent governing body (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary, assistant secretary or other authorized officer on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) time deposits with, or insured certificates of deposit or bankers’ acceptances of, Bank or any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least One Billion Dollars ($1,000,000,000), in each case with maturities of not more than 90 days from the date of acquisition thereof; and (e) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“Claims” is defined in Section 12.3(a).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of  New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Commitment Fee” is defined in Section 2.5(a).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which a Credit Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Credit Party maintains a Securities Account or a Commodity Account, such Credit Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Party” means Borrower and each Guarantor.

“Credit Party’s Books” are all books and records including ledgers, federal and state tax returns, records regarding any Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.4(e).

“Deposit” means the Fifty Thousand Dollar ($50,000) payment that Borrower made to Bank in connection with the execution of the Proposal Letter dated July 1, 2014, signed by Bank and agreed and accepted by Borrower.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account denominated in Dollars, account number 3301196354, maintained by Borrower with Bank.

“Direct Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by Borrower or a Domestic Subsidiary.

“Documentation Costs” means the Bank Expenses incurred prior to and through the Effective Date.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other Currency, regardless of whether that Currency uses the “$” sign to denote its Currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock-based compensation expense, plus (e) non-cash charges, plus (f) non-recurring or non-cash losses or expenses incurred prior to the Effective Date in connection with the discontinuation of the Intersections Business Intelligence Services business, plus (g) without duplication of clause (f), severance expenses incurred after July 1, 2014 in an aggregate amount not to exceed Four Million Dollars ($4,000,000), plus (h) other add-backs for non-recurring expenses approved by Bank in its sole discretion.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (i) any account used solely for taxes, payroll, payroll taxes, trust, fiduciary, or escrow payments, zero balance accounts, and employee benefits, and (ii) any account not otherwise described in clause (i) with respect to which deposits are not in excess of One Hundred Thousand Dollars ($100,000); provided that the aggregate amount on deposit in the accounts described in this clause (ii) shall not exceed Three Hundred Thousand Dollars ($300,000) at any time.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which an Advance is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is each Subsidiary of Borrower providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3(a).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, or operating manuals;

(c)           any and all source code to software;

(d)           any and all design rights which may be available to such Person;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Advance and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR Rate for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of October 7, 2014.

“Judgment Currency” is defined in Section 12.3(b).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest one ten-thousandth percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest one ten-thousandth percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is (i) if EBITDA for the trailing twelve months ending on the last day of the most recently ended fiscal quarter is greater than Ten Million Dollars ($10,000,000), two percent (2.00%); (ii) if EBITDA for the trailing twelve months ending on the last day of the most recently ended fiscal quarter is less than or equal to Ten Million Dollars ($10,000,000) but greater than Five Million Dollars ($5,000,000),  two and one-half percent (2.50%); or (iii) if EBITDA for the trailing twelve months ending on the last date of the most recently ended fiscal quarter is less than  or equal to Five Million Dollars ($5,000,000),  three percent (3.00%) provided that during the period commencing on the Effective Date and ending on the date Borrower delivers the financial statements for the trailing twelve months ended December 31, 2014, the “LIBOR Rate Margin” shall be three percent (3.00%).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” is, at any date of determination, the ratio of (a) the sum of (i) the Credit Parties’ cash and Cash Equivalents (provided that the Collateral Accounts in which such funds are held are held at Bank or subject to a Control Agreement in favor of Bank if required pursuant to this Agreement), and (ii) the Credit Parties’ net billed accounts receivable to (b) the Obligations.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the IP Agreement, any Bank Services Agreement,  any subordination agreement, any note, or notes or guaranties executed by any Credit Party, and any other present or future agreement by any Credit Party with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of the Credit Parties, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Non-guarantor Subsidiary” means each Subsidiary that is not a Credit Party.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.4(a), substantially in the form of Exhibit B, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” are any Credit Party’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts any Credit Party owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and FX Contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Bank, and to perform any Credit Party’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.3.

“Parent” is defined in Section 3.7(b).

“Patents” means all patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” is defined in clause (i) of the definition of “Permitted Investments”.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents and Borrower’s Indebtedness to any Bank Affiliate;

(b)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business solely for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculation, and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c)           Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(d)           Subordinated Debt;

(e)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)           Indebtedness secured by Liens permitted under clauses (a), (c) (subject to the limitations therein), and (n) (subject to the limitations therein) of the definition of “Permitted Liens” hereunder;

(h)           Indebtedness of any Credit Party to another Credit Party, Contingent Obligations of any Credit Party with respect to obligations of any other Credit Party (provided that the primary obligations are not prohibited hereby), Indebtedness of any Credit Party to any Non-guarantor Subsidiary provided payment of such indebtedness is expressly subordinated to payment in full of the Obligations, Indebtedness of any Non-guarantor Subsidiary to any Credit Party, and Contingent Obligations of any Credit Party with respect to obligations of any Non-guarantor Subsidiary provided that the aggregate principal amount of such Indebtedness and Contingent Obligations shall not exceed Three Million Dollars ($3,000,000), and other Indebtedness and Contingent Obligations of any Non-guarantor Subsidiary provided the aggregate principal amount of all such Indebtedness of all Non-guarantor Subsidiaries shall not exceed Five Hundred Thousand Dollars ($500,000);

(i)           guarantees of Borrower or any other Credit Party in respect of Indebtedness of Borrower or any other Credit Party to the extent such Indebtedness is otherwise permitted hereunder and (ii) guarantees of any Non-guarantor Subsidiary respect of Indebtedness of any other Non-guarantor Subsidiary to the extent such Indebtedness is otherwise permitted hereunder;

(j)           Indebtedness under surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k)           subject to Section 7.7, Indebtedness that may be deemed to exist under the agreements relating to any Permitted Acquisition or Transfer as a result of the obligation of Borrower or Subsidiary to pay indemnification, contingent purchase price payments or other purchase price adjustments or similar obligations;

(l)           Indebtedness under unsecured seller financing in connection with an Investment permitted by Section 7.7; provided that any such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to Bank and otherwise contain terms and conditions reasonably satisfactory to Bank;

(m)           Investments permitted pursuant to Section 7.7 made in the form of Indebtedness;

(n)           other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding at any time; and

(o)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under clauses (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate or set forth on the Schedule entitled “Permitted Investments”;

(b)           Investments consisting of Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Credit Party;

(d)           Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)           Investments accepted in connection with Transfers permitted by Section 7.1;

(f)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Credit Party or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Credit Party’s Board of Directors and (iii) advances to senior executives in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding;

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)           Investments consisting of accounts receivable notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of a Credit Party in any Non-guarantor Subsidiary;

(i)           purchases or other acquisitions by any Credit Party of the capital stock or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one (1) or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(A)           the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by the Credit Parties on the Effective Date, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Credit Parties on the Effective Date;

(B)           all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(C)           no Credit Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Change;

(D)           Borrower shall give Bank at least twenty (20) Business Days’ prior written notice of any such purchase or acquisition;

(E)           Borrower shall provide to Bank as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(F)           any such newly-created or acquired Subsidiary, or the Credit Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.11;

(G)           (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 6.7, based upon financial statements delivered to Bank which give effect, on a pro forma basis, to such acquisition or other purchase;

(H)           Borrower shall not, based upon the knowledge of Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in a Default of an Event of Default under Section 8.2, at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 6.7;

(I)           no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.4;

(J)           such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(K)            (A) the aggregate amount of the cash consideration paid by such Credit Party in connection with any particular Permitted Acquisition  shall not exceed One Million Dollars ($1,000,000), and (B) the aggregate amount of the cash consideration paid by all Credit Parties in connection with all such Permitted Acquisitions (in the aggregate together with any Investments permitted by clause (k) below) consummated from and after the Effective Date shall not exceed Three Million Dollars ($3,000,000);

(L)           each such Permitted Acquisition is of a Person organized under the laws of the United States and engaged in business activities primarily conducted within the United States; and

(M)           Borrower shall have delivered to Bank, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by Bank in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j)           Investments consisting of newly developed or created Intellectual Property; and

(k)           (i) Investments by Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Borrower and its Subsidiaries in Credit Parties, (iii) additional Investments by Non-guarantor Subsidiaries in other Non-guarantor Subsidiaries, and (iv) so long as no Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Credit Parties in wholly-owned Non-guarantor Subsidiaries in an aggregate amount (in the aggregate together with any Permitted Acquisitions permitted by clause (i) above and Indebtedness of any Non-guarantor Subsidiary incurred pursuant to clause (h) of the definition of “Permitted Indebtedness” above) invested from the date hereof not to exceed Three Million Dollars ($3,000,000).

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the Credit Parties maintain adequate reserves on their Credit Party Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens or capital leases (i) on Equipment acquired or held by a Credit Party incurred for financing the acquisition of the Equipment securing no more than Five Million Dollars ($5,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as (i) each such Lien attaches only to Inventory, (ii) if required pursuant to this Agreement, a bailee agreement shall be in effect between Bank and the holder of such Lien, and (iii) such Lien is not delinquent or remains payable without penalty or which is being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property granted in the ordinary course of a Credit Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Credit Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)           non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and any other licenses of Intellectual Property that would not be reasonably expected to result in a legal transfer of title of the licensed property and which would be reasonably expected to interfere with a Credit Party’s ability to comply with its obligations hereunder;

(i)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.3 and 8.6;

(j)           Liens in favor of other financial institutions arising in connection with a Credit Party’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(k)           contractual Liens of landlords which secure amounts not yet due and payable and which are limited to tangible personal property;

(l)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m)           Liens securing Indebtedness permitted under Section 7.4; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(n)           other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time, provided that such Lien shall be limited to specific property and shall not be blanket Liens;

(o)           Liens on the interest of any Person (other than Borrower or any Subsidiary) in any property leased by such Person to a Borrower or any Subsidiary;

(p)           any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(q)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(r)           Liens of a collection bank arising under Section 4-210 of the Code on items in the course of collection;

(s)           rights of licensors and licensees under licenses of trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights entered into in the ordinary course of business or in connection with any Investment permitted hereunder; and

(t)           Liens of sellers of goods to Borrower or any Subsidiary of Borrower arising under Article 2 of the Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Interests” means (i) sixty-five percent (65%) of the Voting Securities (or if any Credit Party shall own less than sixty-five percent (65%) of such Voting Securities, then one hundred percent (100%) of the Voting Securities owned by such Credit Party), and one hundred percent (100%) of the other Subsidiary Securities, of each Direct Foreign Subsidiary, and (ii) all of the Subsidiary Securities of each Domestic Subsidiary, in each case, whether now existing or hereafter created or acquired.

“Pledged Subsidiaries” means each Domestic Subsidiary and Direct Foreign Subsidiary whose Subsidiary Securities are  subject to this Agreement as Collateral from time to time.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Margin” is (i) if EBITDA for the trailing twelve months ending on the last day of the most recently ended fiscal quarter is greater than Ten Million Dollars ($10,000,000), one percent (1.00%); (ii) if EBITDA for the trailing twelve months ending on the last day of the most recently ended fiscal quarter is less than or equal to Ten Million Dollars ($10,000,000) but greater than Five Million Dollars ($5,000,000),  one and one-half percent (1.50%); or (iii) if EBITDA for the trailing twelve months ending on the last date of the most recently ended fiscal quarter is less than  or equal to Five Million Dollars ($5,000,000),  two percent (2.00%); provided that during the period commencing on the Effective Date and ending on the date Borrower delivers the financial statements for the trailing twelve months ended December 31, 2014, the “Prime Rate Margin” shall be two percent (2.00%).

“Qualified Counterparty” is Bank or any Bank Affiliate.

“Quick Assets” is, on any date, Borrower’s consolidated, unrestricted cash and Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which a Credit Party is the licensee (a) that prohibits or otherwise restricts a Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000).

“Revolving Line Maturity Date” is October 7, 2016.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Subsidiary Security” means the Equity Interests issued by or in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, provided, in each case, that they are entered into with a Qualified Counterparty.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Credit Party connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unfriendly Acquisition” means any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Unused Fee Rate” is (i) if EBITDA for the trailing twelve months ending on the last day of the most recently ended fiscal quarter is greater than Ten Million Dollars ($10,000,000), one-quarter of one percent (0.25%); (ii) if EBITDA for the trailing twelve months ending on the last day of the most recently ended fiscal quarter is less than or equal to Ten Million Dollars ($10,000,000) but greater than Five Million Dollars ($5,000,000), 325/100ths of one percent (0.325%); or (iii) if EBITDA for the trailing twelve months ending on the last date of the most recently ended fiscal quarter is less than  or equal to Five Million Dollars ($5,000,000),  4/10ths of one percent (0.40%).

“Unused Revolving Line Facility Fee” is defined in Section 2.5(c).

“Voting Security” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

INTERSECTIONS INC.

By_________________________________________ Name:______________________________________ Title:_______________________________________

BANK:

SILICON VALLEY BANK

By_________________________________________ Name:______________________________________ Title:_______________________________________

Signature Page to Loan and Security Agreement

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Credit Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the foregoing shall not constitute a grant of a security interest in: (i) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (a) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of this Agreement or (b) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9406, 9407, 9408 or 9409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; (ii) any real property interests of any Credit Party; (iii) motor vehicles and other equipment covered by certificates of title and other property in respect of which perfection of a Lien is not either (a) governed by the Code or (b) effected by appropriate evidence of the Lien being filed in the United States Copyright Office or the United States Patent and Trademark Office; (iv) any internet domain name owned or held in trust or otherwise for the beneficial ownership of a third party; (v) any Subsidiary Securities not constituting a Pledged Interest; or (vi) any owned or leased personal property which is located outside of the United States; provided, however, that any proceeds, substitutions or replacements of any of the foregoing shall constitute Collateral (unless such proceeds, substitutions or replacements are also excluded pursuant to the foregoing);.

EXHIBIT B

FORM OF NOTICE OF BORROWING

INTERSECTIONS INC.

Date:  ______________

To:           Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA  95054
Attention:  CFD Operations
Email:  CFDOperations@svb.com

Re:           Loan and Security Agreement dated as of ________ ___, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between INTERSECTIONS INC. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.

1.           The Funding Date1, which shall be a Business Day, of the requested borrowing is _______________.
____________________
        Advance requests for LIBOR Advances must be submitted by 12:00 pm Eastern time at least three (3) Business Days prior to Funding Date.  Advance requests for Prime Rate Advances must be submitted by 12:00 pm Eastern time on the Funding Date.

2.           The aggregate amount of the requested Advance is ________________ Dollars ($_________).

3.           The requested Advance shall consist of ________________ Dollars ($_________) of Prime Rate Advances and ________________ Dollars ($_________) of LIBOR Advances.

4.           The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be ___________ (__) months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)           all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)           no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c)           the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.

Borrower	INTERSECTIONS INC.

By: __________________________

Name: ________________________

Title: __________________________

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

INTERSECTIONS INC.

 Date:____________

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: CFD Operations
Email: CFDOperations@svb.com

Re:           Loan and Security Agreement dated as of October  7, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between INTERSECTIONS INC. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1.           The date of the [conversion] [continuation] is                                            , 20___.

2.           The aggregate amount of the proposed Advances to be [converted] is

________________ Dollars ($_________) or [continued] is ________________ Dollars ($_________).

3.           The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4.           The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be ____________ (___) months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)           no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c)           the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Revolving Line.

Borrower	INTERSECTIONS INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT D

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:____________
FROM:__________________

    The undersigned authorized officer of INTERSECTIONS INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

    (1) Each Credit party is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) each Credit Party and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Credit Party and each of its Subsidiaries has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Credit Party or Non-guarantor Subsidiary except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against any Credit Party or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

    Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	monthly within 30 days (45 days with respect of the last month of each quarter) of each month	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 90 days	Yes No
Annual Budget	FYE within 60 days
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)
______________________________________________________________________________________
______________________________________________________________________________________

Financial Covenants	Required	Actual	Complies

Achieve:
Liquidity Ratio on a Monthly Basis	2.25:1.0	_____:1.0	Yes No
Minimum EBITDA on a Quarterly Basis	$__________	$________	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the capitalization table of the Credit Parties and to the Operating Documents of any Credit Party or any of its Subsidiaries?  If yes, provide copies of any such amendments or changes with this Compliance Certificate.
Yes	No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

INTERSECTIONS INC. By: ______________________ Name: ____________________ Title: _____________________
BANK USE ONLY

Received by: _____________________
authorized signer
Date:   _________________________

Verified: ________________________
authorized signer
Date:   _________________________

Compliance Status:                                         Yes     No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:           ____________________

I.           Liquidity Ratio (Section 6.7(a))

Required: 2.25:1.00

Actual:

A.	Aggregate value of the cash and Cash Equivalents of the Credit Parties at Bank or subject to a Control Agreement (if required by the Loan Agreement)	$
B.	Aggregate value of the net billed accounts receivable of the Credit Parties	$
C.	Liquidity (the sum of lines A and B)	$
D.	Aggregate value of Obligations to Bank	$
E.	Liquidity Ratio (line C divided by line D)

Is line E equal to or greater than 2.25:1:00?

__________ No, not in compliance                                                                                       __________ Yes, in compliance

II.           EBITDA (Section 6.7(b))

Required:

Fiscal Quarters Ending	Minimum EBITDA

Each fiscal quarter ending during the period commencing on October 1, 2014 through June 30, 2015	$3,000,000
Each fiscal quarter ending during the period commencing on July 1, 2015 through December 31, 2015	$7,000,000
Each fiscal quarter ending on January 1, 2016 and thereafter	$10,000,000

Actual:

A.	Net Income	$
B.	To the extent included in the determination of Net Income

	1. The provision for income taxes	$
	2. Depreciation expense	$
	3. Amortization expense	$
	4. Net Interest Expense	$
	5. Stock based compensation	$
	6. non-cash charges	$
	7. other non-recurring charges approved by Bank	$
	8. The sum of lines 1 through 7	$
C.	EBITDA (line A plus line B(8))	$

Is line C equal to or greater than $____?

_______ No, not in compliance                                                                                       _______ Yes, in compliance